Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 28, 2015, with respect to the financial statements of imortgage.com, Inc. for the nine months ended September 30, 2013 and year ended December 31, 2012 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Irvine, California

October 8, 2015